EXHIBIT 99.2
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands)

	Year Ended December 31,
	1998	1999	2000	2001	2002

Consolidated pretax (loss) income from continuing operations	$22,312	$28,041	$39,800	$80,494	$88,163
Share of pretax income of 50% owned affiliate net of equity pick-up	—	—	—	—	—
Share of distributed (income) loss of less-than-50%-owned affiliates net of equity pick-up	10	1,304	3,008	1,690	98
Share of pretax loss of less-than-50%-owned affiliate with guaranteed debt net of equity pick-up	—	—	—	—	—
Amortization of capitalized interest	255	334	441	345	321
Interest	26,659	39,475	56,340	43,922	42,911
Less interest capitalized during the period	(4,534)	(6,876)	(6,362)	(5,439)	(7,453)
Net amortization of debt discount and premium and issuance expense	2,084	2,676	3,754	3,488	5,292
Interest portion of rental expense	898	1,987	4,312	4,156	3,582

Earnings	$47,685	$66,941	$101,293	$128,656	$132,914

Interest	26,659	39,475	56,340	43,922	42,911
Net amortization of debt discount and premium and issuance expense	2,084	2,676	3,754	3,488	5,292
Interest portion of rental expense	898	1,987	4,312	4,156	3,582
Interest expense relating to guaranteed debt of less-than-50% owned affiliate	—	—	—	—	1,316

Fixed Charges	$29,641	$44,138	$64,406	$51,566	$53,101

Ratio of Earnings to Fixed Charges	1.61	1.52	1.57	2.49	2.50